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                                                                    Exhibit 99.1


                                        Contact:   Sitrick And Company
                                                   Michael Sitrick
                                                   310-788-2850
                                                   Anita-Marie Hill
                                                   Jennifer Mercer
                                                   303-568-8490

For Immediate Release
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 Einstein/Noah Bagel Corp. and Einstein/Noah Bagel Partners, L.P. File Plan of
              Reorganization and Voluntary Chapter 11 Petitions to
          Facilitate Capital Restructuring; Exit Financing Commitment
                             Received from Paribas


     Golden, Co. - April 27, 2000 - Einstein/Noah Bagel Corp. (OTCBB: ENBX) today announced that the Company and its majority-owned operating subsidiary, Einstein/Noah Bagel Partners, L.P. ("Bagel Partners"), have filed petitions in U.S. Bankruptcy Court in Phoenix, Arizona to reorganize under Chapter 11 of the U.S. Bankruptcy Code, together with a joint plan of reorganization for emergence from Chapter 11. The Company also announced that it had obtained a financing commitment from Paribas to provide a $60 million term and revolving loan facility upon emergence from Chapter 11, to replace the Company's existing credit facility.

     Robert Hartnett, the Company's chief executive officer said, "Over the past two years, we have made excellent progress in improving and strengthening the operating side of the business. We have significantly increased average per store revenue and cash flow from operations, and we have dramatically reduced corporate overhead. We have also created a business infrastructure completely separate from Boston Chicken, complete with our own accounting and information
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systems. Unfortunately, the capital structure of the Company has impeded the growth of the business.

     "For the past two years, the ENBC system has labored under an excessive debt burden created by undisciplined capital spending and store growth, excessive overhead levels and weak store performance occurring in prior periods when franchised stores were operated by financed area developers. The Company has also been prevented from realizing its full potential by a significant number of unattractive real estate deals entered into during this same period of rapid store growth.

     "The joint restructuring plan proposed by the Company and Bagel Partners addresses this problem," he said. "Once implemented, it will merge Bagel Partners into ENBC, thereby creating a newly reorganized company with a significantly de-leveraged balance sheet, sufficient cash to fund operations going forward and access to fresh capital to fund growth initiatives. It permits us to close unprofitable stores and shed undesirable real estate, and allows management to concentrate their full time and attention on growing and improving the business.

     "During the restructuring period, our customers will see no difference in the quality of the products or service they have come to expect from Einstein Bros. and Noah's New York Bagels," he stated. "Our daily operations will continue as usual and our employees will continue to be paid. In addition, we have also requested authority from the Bankruptcy Court to pay pre-petition obligations to our regular trade vendors in full in the ordinary course of business, so as to assure no

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interruption in the flow of goods and services to our 465 stores throughout the nation."

     Mr. Hartnett said that as part of its plan to concentrate resources on operations with the strongest potential for future growth, ENBC has closed 74 Einstein Bros. stores and Noah's New York Bagels stores, located primarily in Los Angeles, Boston, Philadelphia and New York.

     Under the terms of the proposed plan of reorganization, holders of the Company's $125 million 7 1/4 % Convertible Subordinated Debentures due 2004 and certain other unsecured creditors of the Company would receive approximately 89 percent of the common stock in the new reorganized ENBC and the minority equity holders in Bagel Partners would receive approximately 11 percent of the common stock of the reorganized Company. Holders of the Company's common stock (including Boston Chicken) would receive warrants to purchase 2 percent of the common stock in the reorganized Company on a fully diluted basis.

     The Company also announced that it has received a commitment for $36 million in debtor-in-possession (DIP) financing from the Company's existing bank lenders, led by Bank of America, N.A.

     Mr. Hartnett added, "As we move forward, we will continue to create operating efficiencies that will benefit not only ENBC and Bagel Partners, but their customers and stakeholders as well. There is no question about the quality and potential of Einstein Bros. and Noah's stores, their people, and their products. Our

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challenge is to harness and capitalize on our strengths. We are confident that we can do that and are optimistic that our best years are ahead of us."

     Currently, ENBC, through Bagel Partners, operates 465 retail bagel stores in 29 states and the District of Columbia operating under the Einstein Bros. and Noah's New York Bagels brand names. Einstein Bros. and Noah's stores are unique bagel cafes and bakeries featuring fresh-baked bagels, a variety of cream cheese spreads, specialty coffee drinks, soups, sandwiches and salads.
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Certain statements in this press release constitute "forward-looking statements"
within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, many of which are described in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission, which may cause the actual results, performance or achievements of the Company, Einstein/Noah Bagel Partners, L.P., Einstein Bros. stores and Noah's New York Bagels stores to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. In addition, forward-looking statements relating to the proposed plan of reorganization and its intended consequences are subject, among other things, to confirmation of the plan, and forward-looking statements relating to the Company's exit financing commitment and debtor-in-possession financing commitment are subject to the terms and conditions of such commitments, including bankruptcy court approval thereof.

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